                           Memorandum of Understanding

This Memorandum of Understanding ("Memorandum" or "MOU"), dated as of this the
25th day of August, 2003, by and between the TCAL Investment Group ("TCAL")
having offices at 69 Yorkville Street, Toronto, Ontario M5R 188 and LIVESTAR
Entertainment Group, Inc. having offices at 4th Floor 62 West 8th Avenue,
Vancouver, BC, V5Y 1M7 ("LSTA" or the "Company" or "LIVESTAR").

A. WHEREAS, LSTA is a Corporation with a core business plan of developing entertainment entities, specifically; Liquor Licensed Entertainment
Establishments (namely nightclubs and lounges) and Live Entertainment (concerts and special events).

B. WHEREAS, TCAL is a group of businessmen led by Terrence Lall ("TL") that have interests in the entertainment and nightclub industries throughout North
America.

C. WHEREAS, LSTA and TCAL ("party" or "parties") hereto endeavour to negotiate and finalize the purchase of a controlling interest of LSTA by TCAL through a
Tender Offer to the LSTA shareholders and the subsequent development of the
Company through, including but not limited to, acquisitions, corporate structure changes, capital changes and financing of LSTA (the "Transaction") and subsequently enter into a potentially mutually beneficial relationship where both parties will contribute to the success of the Company generally consistent with the terms herein, the parties set forth the following:

1. Terms of Tender Offer
Subject to further negotiations and completion of adequate due diligence by the parties to the Transaction, TCAL intends to offer to the shareholders of LSTA to purchase minimum of 51% of the issued and outstanding shares of LSTA at a price of no less than $0.05, nor more than $0.07/share. The actual terms and the commencement date of any tender offer shall be determined subsequent to the date of this MOU and shall be in compliance with provisions of the Williams Act, being Section 14 of the Securities Exchange Act of 1934.

The acquisition of LSTA shares will be structured as a "friendly tender offer"
under the Williams Act.

2. Definitive Agreement
The parties will endeavour to negotiate, finalize and execute a Definitive
Agreement regarding the Transaction within 60 days of the date of this MOU. The
Definitive Agreement, subject to the parties reaching an agreement on various items including but not limited to the items described in Sections, 1, 3, 4, 5,
6 and 7 herein, will detail the final terms of the Transaction.

3. Funding Plan
The parties will endeavour to finalize a Funding Plan for the Company including the following: The planning and preparation of the Company for an application for Nasdaq Small Cap, National Market or AMEX. The providing of up to $3 Million in funding or introducing the Company to funding sources.

4. Capitalization Plan
The parties will endeavour to finalize any proposals by TCAL regarding a reorganization or recapitalization of the Company.

5. Board of Directors
The parties will endeavour to finalize a reorganization of the Board of
Directors of the Company as per the following:
o        New members with expertise and experience in the fields of entertainment will be nominated and subsequently elected to the Board of Directors.
o        TL and Ray Hawkins, the Company's present President & CEO ("RH"), will be nominated to serve as Co-Chairmen.
o        TL and RH will mutually nominate a Board Director to serve as Executive
         Chairman.
o        The new Board of Directors of LSTA will consist of no less than seven
         ("7") members.

6. Management
The parties will endeavour to finalize a reorganization of the Management of the
Company as per the following:
o        New Management candidates with expertise and experience in the fields of entertainment will be nominated to be hired for the positions of
         CEO, President, COO and CFO.
o        Edwin Kwong, the Company's present CFO and COO ("EK"), TL and RH may be retained as consultants.
o        EK and RH, if necessary, will serve in their present offices during the proposed Management and Board of Director's transition.

7. Standards Committee
The parties will endeavour to finalize the establishment of various Standards
Committees.  These proposed Standards Committees will be formed by outside Board
Directors and other outside consultants to make up the following committees:
o        Compensation Committee (as defined by the U.S. Securities and Exchange
         Commission "SEC")
o        Audit Committee (as defined by the SEC)
o        Operations Standards & Compliance Committee (a committee to implement, oversee and regulate the best practices of the various business operations of the Company)

8. Due Diligence
The Transaction contemplated herein, specifically the above Terms of Tender
Offer in Section 2, is subject to due diligence to be carried out by the parties mutual staff, accountants and lawyers at each others expense.

9. Confidentiality
Both Parties agree to keep all information received, verbal or written confidential and further agree to execute any non disclosure or confidentiality agreements required by the requesting party. All original documents or copies of original documents provided through the due diligence process will be returned to other party in the event there is no closing of the contemplated transaction as intended by this letter. The parties agree that no copies or information provided will be retained by either party, including; resumes or bios of employees, financial statements, inventory lists, liquor permits, leases, notes from staff interviews, or notes from meetings held during the due diligence process. Either party will have right to present this Memorandum, information received and the financial statements to its Board of Directors,
Management, Investment Bankers, Consultants and Investors in its efforts to close this Transaction. Notwithstanding the foregoing, LSTA shall have the right to issue press releases in conformity with Section 10 below.

10) Press Releases
        LSTA will have the right to issue press releases at any time regarding this Memorandum, the closing of the Transaction or other significant events. All press releases will require approval of its content by TL prior to its release. TL agrees to not unreasonably withhold such approval. We will issue a press release on signing of this Memorandum.

11) Term
        a) The Term of this Memorandum shall be from the date of this
        Memorandum for a period of 60 days. b)The parties can agree to extend this Memorandum, or amend this Memorandum or replace this Memorandum and/or execute additional agreements to reflect the further business relationship of the parties. c) This Memorandum will remain in force until the item discussed in 11b above is fully executed.

12) Termination
        a) Either party may terminate this Memorandum by giving the other party 30 days written notice. b) Upon termination all confidential information will be returned by each party to the other party from which the confidential information was received.

13) Further Agreements
        If deemed necessary by both parties, the parties will subsequently execute further full and binding agreement(s) ("Agreement(s)") setting forth the rights and obligations between them.

14) Relationship of the Parties
        Nothing in this Memorandum shall be construed to constitute either party as the agent, employee or representative of the other party.
        Neither party will make or have the power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever, without written permission of the other party.

15) Notices and Modifications
        Any notice or other communication hereunder shall be in writing and sent to the principal address of the party set forth in the preamble to this Memorandum. No modification to any provision hereof shall be effective unless stated in writing and signed by both parties hereto.

16) Waiver
        No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

17) Entire Understanding
        This Memorandum, together with any attachments hereto, constitutes the entire understanding between the parties in relation to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral.

18) Governing Law
        This Memorandum shall be construed in accordance with the laws of the
        State of Nevada without giving effect to its conflict of laws principles.

Sincerely,

________________________________
Ray Hawkins
LIVESTAR Entertainment Group, Inc.

Agreed and Accepted:

________________________________
Terrence Lall
TCAL Investment Group